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Exhibit 21.     List of Subsidiaries


                                          State or Other
      Name and Address                    Jurisdiction
      ----------------                    --------------
      Transign, Inc.                      Michigan
      3777 Airport Road
      Waterford, Michigan 48329

      Transmatic, Inc.                    Delaware
      6145 Delfield Ind. Park Drive
      Waterford, Michigan 48329

      Transmatic Europe, Ltd.             United Kingdom
      (A Subsidiary of Transmatic, Inc.)
      B 3 Hortonwood 10
      Telford, Shropshire
      TF1 4ES England

      Vultron, Inc.                       Delaware
      2600 Bond Street
      Rochester Hills, Michigan 48309

      Vultron International, Ltd.         United Kingdom
      (A Subsidiary of Vultron, Inc.)
      City Park Industrial Estate
      Gelderd Road
      Leeds
      LS12 6DR England




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